Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of SilverSun Technologies, Inc. on Form S-3 (No.333-249238) of our report dated March 14, 2024, with respect to our audits of the consolidated financial statements of SilverSun Technologies, Inc. as of December 31, 2023 and December 31, 2022 and for the years ended December 31, 2023 and December 31, 2022, which report is included in this Annual Report on Form 10-K of SilverSun Technologies, Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

March 14, 2024